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                                                                    EXHIBIT 99.2

                              FOR IMMEDIATE RELEASE


                       HARVEST NATURAL RESOURCES ANNOUNCES
                         VENEZUELAN NATURAL GAS CONTRACT
                     o INCREASES PROVED RESERVES 23 PERCENT
               o ADDS $18 TO $24 MILLION EBITDA STARTING IN 2004


         HOUSTON, TX - (September 23, 2002) - Harvest Natural Resources, Inc. (NYSE: HNR) today announced its 80 percent owned subsidiary, Benton-Vinncler, C.A., has signed a contract with PDVSA, Venezuela's State Oil Company, to sell natural gas from its South Monagas Unit commencing in the fourth quarter of 2003. The agreement calls for the delivery of up to 198 billion cubic feet (Bcf) of natural gas through July 2012 at a sales price of $1.03 per thousand cubic feet. As a result of this contract, Ryder-Scott, the Company's independent petroleum engineer, has added proved natural gas reserves of 198 Bcf, or 33 million barrels of oil equivalent (MMBoe), to Benton-Vinncler's proved reserves. Net to Harvest's 80 percent interest, this is an addition of 158 Bcf, or 26 MMBoe, of proved reserves which is a 23 percent increase to Harvest's 2001 year-end proved reserve base of 113 million barrels of oil.

         Harvest Natural Resources President and Chief Executive Officer, Dr. Peter J. Hill, said, "We are very pleased to finalize this agreement with PDVSA. In 1992, we were one of the first independent oil and gas companies to invest in Venezuela's oil industry and now 10 years later we are the first US independent oil and gas company to participate in the emerging Venezuela domestic natural gas market. Based on expected production levels and anticipated operating costs, natural gas sales are expected to increase the Company's annual EBITDA in the range of $18 million to $24 million, or $0.50 to $0.70 per share, beginning in 2004. The additional cash flow and earnings anticipated from this contract reduces our dependence on oil prices, increases our financial flexibility and positions us to execute a wider range of strategic growth opportunities."

         An initial capital investment of approximately $25 million will be required in 2003 to build a 54 mile pipeline to deliver the natural gas to the PDVSA sales point, modify the Uracoa Field processing plant and for other infrastructure needs. Banco Mercantil, C. A. (Banco Universal), one of Venezuela's leading commercial banks, will provide $15.5 million of financing to fund construction of the pipeline. The remaining $9.5 million capital investment is expected to be funded with internally generated funds. Natural gas sales are expected to commence at a rate of 40 to 50 million cubic feet per day (MMcfpd) in fourth quarter of 2003 and gradually increase up to 70 MMcfpd in 12 to 18 months.

         Initial gas production will come from the Company's Uracoa Field where approximately 100 wells have been drilled through the natural gas cap. Currently the field is producing about 40 MMcfpd of associated natural gas that is being injected back into the reservoir. Additional oil production will initially come from the 10 to 12 Uracoa Field oil wells presently shut-in due to their high gas-to-oil ratio. The Company expects further increases of oil production from the planned drilling of infill wells, which can now be placed in more optimal locations.
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         The Company expects to invest an additional $21 million starting in
2004 for a natural gas pipeline, infrastructure and drilling in the Company's Bombal Field to sustain the gas production profile to the end of the contract.

         Hill continued, "This natural gas contract will also allow us to lower overall unit operating costs due to a higher product throughput and the elimination of expenses associated with reinjection and other natural gas handling costs. Additionally, we will be able to efficiently accelerate oil production without concern for producing excess natural gas."

         Production of the natural gas cap is projected to provide incremental oil volumes. As a result of this expected increase, the Company has agreed to sell 4.5 million barrels of oil to PDVSA over the term of the natural gas contract at a price of $7.00 per barrel. The Company will continue to sell its remaining oil production to PDVSA at a price based on five crude oil indexes, which has averaged approximately 48 percent of West Texas Intermediate since 1992.

         The Company will hold a conference call at 10:00 a.m. Central Time today to discuss this contract and Company operations. To access the conference call, dial 303-626-2130 five to ten minutes prior to the start time. A recording of the conference call will also be available for replay at 303-590-3000, access code 499605, until September 30, 2002. Additionally, the conference call will be transmitted over the Internet through the Company's web site at www.harvestnr.com.

         Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela and Russia. For more information visit the Company's web site at www.harvestnr.com.


CONTACT:

Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 578-8020

Ken Dennard / kdennard@easterly.com
Lisa Elliott / lisae@easterly.com
Easterly Investor Relations
(713) 529-6600

"This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest's expectations as a result of factors discussed in Harvest's 2001 Annual Report on form 10-K and subsequent reports."